Exhibit 3.6

SECOND AMENDMENT TO
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
BOIS D’ARC ENERGY, LLC

     This Second Amendment (this “Amendment”) to the Amended and Restated Operating Agreement of Bois d’Arc Energy, LLC is dated as of January 26, 2005. Capitalized terms used herein for which a definition is not provided herein shall have the same meanings as assigned to such terms in the Operating Agreement (as hereinbelow defined).

     WHEREAS, effective July 16, 2004, an Amended and Restated Operating Agreement was executed for Bois d’Arc Energy, LLC (the “Company”), which agreement was amended by that certain First Amendment (the “Operating Agreement”);

     WHEREAS, pursuant to the First Amendment to the Operating Agreement, Section 17.7 of the Operating Agreement currently provides that certain actions shall be taken if the Company does not consummate a Financing Transaction by February 28, 2005 (or such later date as shall be determined by a unanimous vote of the Board of Managers); and

     WHEREAS, the parties hereto desire to further amend the date referenced in Section 17.7.

     NOW, THEREFORE, it is agreed:

     1. Section 17.7 of the Operating Agreement is hereby amended by deleting the reference to “ February 28, 2005” and replacing it with “May 1, 2005”.

     2. Except as provided herein, the Operating Agreement shall remain unmodified and in full force and effect.

     3. This instrument may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one in the same instrument.

EXECUTED to be effective as of the date written above.

MEMBERS

COMSTOCK OFFSHORE, LLC

By:	/s/ M. Jay Allison

Name:	M. Jay Allison

Title:	President

Pursuant to the authority granted to the Chief Executive Officer in Section 19.8 of the Operating Agreement, the Chief Executive Officer has executed this Amendment on behalf of all other Members.

/s/ WAYNE L. LAUFER

WAYNE L. LAUFER

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